Exhibit 10.4

PMPA FRANCHISE AGREEMENT

BETWEEN

Lehigh Gas Wholesale LLC

as the “Distributor”, with an address of:

702 West Hamilton Street, Suite 203, Allentown, PA 18101

AND

Lehigh Gas — Ohio, LLC

as the “Franchise Dealer”, with an address of:

702 West Hamilton Street, Suite 203, Allentown, PA 18101

EFFECTIVE DATE: October 30, 2012

END DATE: October 30, 2027

“Marketing Premises”:

The Premises identified on the attached Exhibit A — LGO Site List

“Branded Supplier”:

The Branded Suppliers identified on the attached Exhibit A — LGO Site List

PMPA FRANCHISE AGREEMENT

This PMPA Franchise Agreement (“Agreement”) between the Distributor and Franchise Dealer, takes effect on the Effective Date (Distributor and Franchise Dealer are hereinafter collectively referred to as the “Parties”).  Capitalized Terms are as identified on the cover page of this Agreement or as otherwise defined herein.

ARTICLE I

GRANT

1.1                                   PMPA Franchise Relationship. By this Agreement, the Parties establish a “Franchise” and a “Franchise Relationship” as defined by the Petroleum Marketing Practices Act, 15 U.S.C. Sections 2801-2806 (the “PMPA”). Subject to the terms and conditions of this Agreement:

(a)                                  Distributor grants Franchise Dealer the right to use those Proprietary Marks specified by Distributor from time to time for use in connection with the sale of the Products (as defined in Section 2.1) at the Marketing Premises;

(b)                                 Franchise Dealer shall exclusively purchase the Products from Distributor for retail sale at the Marketing Premises; and

(c)                                  Distributor grants Franchise Dealer the right to sell Products at the Marketing Premises a retail motor-fuels business (the “Motor Fuels Business”).

1.2                                   Related Businesses. Subject to the terms and conditions of this Agreement,

(a)                                  Distributor grants Franchise Dealer the right to operate at the Motor Fuels Business at Marketing Premises as well as the additional related business(es) identified in Section 1.2(c) (the “Related Businesses”*), if any, and to use in connection with the Related Businesses the Proprietary Marks specified by Distributor from time to time for use in connection with the Related Businesses.  Franchise Dealer may operate a Related Business only if Franchise Dealer complies with Distributor’s requirements for that Related Business including those requirements contained in Article IV and in the attachments referred to in Section 1.3. If Franchise Dealer fails to comply with the requirements for a Related Business, without limiting Distributor’s other rights or remedies under applicable Law or under this Agreement or a related or supplemental agreement including termination or non-renewal of this Agreement and the Franchise Relationship, Distributor may require Franchise Dealer to stop operating the Related Business at the Marketing Premises.

(b)                                 During the Term, Franchise Dealer shall operate the Related Businesses at the Marketing Premises and shall not operate any other businesses or activities at the Marketing Premises or change, delete or add a Related Business unless agreed in writing by the Parties. Nothing contained in this Section 1.2 may be construed as limiting or preventing Distributor from changing, deleting or adding:

(i)                                     a Related Business if this Franchise Agreement is terminated or non-renewed or upon the termination or non-renewal of any supplemental or related agreement,

(ii)                                  any Proprietary Marks used in connection with a Related Business, or

(iii)                               a Related Business as permitted under an agreement relating to that business.

(c)                                  The Related Businesses permitted under this Agreement consist only of those business identified on Exhibit A attached to this Agreement.

1.3                                   Related Business Attachments.  In operating Related Businesses, Franchise Dealer shall comply with Distributor’s requirements for that Related Business which when provided to Franchise Dealer and acknowledged by Franchise Dealer, in writing, shall be deemed incorporated into this Agreement.

1.4                                   No Exclusive Marketing Rights. This Agreement and the Franchise Relationship created by this Agreement do not give Franchise Dealer an exclusive right in any market or geographic area to sell the Products or conduct any of the Related Businesses. At Distributor’s sole discretion, it and its Affiliates may compete with Franchise Dealer by any means, including but not limited to by:

(a)                                  supplying or continuing to supply at locations of its choice Products and other motor fuels to others; or

(b)                                 directly selling motor fuels or operating retail service stations, convenience stores, automotive repair and other services, and other related businesses, at locations of its choice.

1.5                                   Term. The term of this Agreement shall begin on Effective Date identified on the cover page to this Agreement, and end on End Date identified on the cover page to this Agreement, unless terminated earlier under the provisions of this Agreement (the “Term”). By writing furnished to Franchise Dealer, Distributor may grant temporary extensions of the Term for periods not exceeding 180 days for each extension. An extension is not to be construed as a renewal of this Agreement or of the Franchise Relationship.

1.6                                   No Franchise Dealer Right to Purchase.  No provision of this Agreement, including any provision of this Article I, shall be construed as granting Dealer a right to purchase any of the Marketing Premises.

1.7                                 Lease/Sublease for Marketing Premises.  The Franchise Dealer, as tenant, and certain affiliates of Distributor, as landlord, are parties to certain Lease/Sublease Agreements for the Marketing Premises (each a “Lease/Sublease” and collectively, the “Leases/Subleases”).  Franchise Dealer agrees that in the event that the Lease/Sublease for a particular Marketing Premises is terminated pursuant to the terms of such Lease/Sublease, then the Franchise Dealer and Distributor shall execute an amendment to this Agreement which shall delete the applicable Marketing Premises from Exhibit A and, except for those provisions of this Agreement that expressly survive the expiration or termination of this Agreement, such Marketing Premise shall thereafter be deemed severed from this Agreement.

ARTICLE II

PURCHASE AND DELIVERY OF PRODUCTS

2.1                                   Purchase Obligation.

(a)                                  Franchise Dealer shall use good-faith and best efforts to maximize the sale at the Marketing Premises of the Products. “Products” means motor fuel which is:

(i)                                     sold by Distributor to Franchise Dealer; and

(ii)                                  specified in the schedule entitled “Purchase Schedule” attached hereto as Exhibit B and incorporated into this Agreement (the “Purchase Schedule”).

(b)                                 Franchise Dealer agrees to buy and receive directly from Distributor all Products sold by Franchise Dealer from the Marketing Premises.

2.2                                   Prices. The price per gallon to be paid by Franchise Dealer shall be the Distributor’s price pursuant to the pricing methodology specified in the Purchase Schedule attached hereto as Exhibit B.  All prices charged by Seller are subject to the provisions of applicable law.

2.3                                   Terms of Payment. Franchise Dealer shall pay all amounts due Distributor under this Agreement in U.S. currency in the manner specified by Distributor; and pay for Products and services prior to delivery and provision of Products and services.

The method of payment specified by Distributor may include Distributor’ electronic settlement program, automated direct debit system, certified check, bank or other financial-institution check or any other method as Distributor may designate from time to time. Distributor may charge, and Franchise Dealer shall pay, fees as Distributor may from time to time specify and as are permitted by Law, for any late payments, for any checks or bank or other financial-institution debits that are not honored by Franchise Dealer’s bank or other financial institution or are otherwise returned or reversed by Franchise Dealer’s bank or financial institution. If, as a result of any dishonored checks or debits, Distributor may also charge, and Franchise Dealer shall pay, fees as Distributor may from time to time specify and as are permitted by Law, which fees are determined by Distributor to recoup its costs and expenses in administering Franchise Dealer’s payments under this Agreement.  Cash discounts, if any, do not apply to taxes, freight charges or container charges, if any. Distributor may withhold, setoff or recoup any amount due and owing Franchise Dealer or held by Distributor on behalf of Franchise Dealer under this Agreement, any related or supplemental agreement or any other agreement between the Parties from or against any amount owed by Franchise Dealer to Distributor and/or any of its related or affiliated entities. In the event there are additional business transactions between Franchise Dealer and Distributor and/or any of Franchise Dealer’s related or affiliated entities or individuals, including without limitation those relating to credit sales of products other than those identified herein or promissory notes, then such payments that are not clearly designated shall be applied by Distributor in the following order of priority:  (i) trade accounts, (ii) promissory notes, (iii) other amounts due under any other agreement or transactions.

If at any time the financial responsibility of Franchise Dealer shall be deemed impaired or unsatisfactory to Distributor, or should Franchise Dealer be in arrears in Franchise Dealer’s account(s) with Distributor, Distributor may require, as a condition of making further deliveries under this Agreement, payment by Franchise Dealer of all past due accounts and cash payment for all future deliveries.

2.4                                  Credit.  In its sole discretion, Distributor may extend credit to Franchise Dealer on terms and conditions as specified by Distributor, and Distributor may modify the terms and conditions of credit, or revoke credit, at any time or from time to time. If any agreement to provide credit is extended by Distributor to Franchise Dealer, such agreement shall be reflected in the Credit Provisions attached to this Agreement as Exhibit C.

2.5                                   Deliveries. Distributor will deliver Products to the Marketing Premises on terms and conditions as specified by Distributor in its sole discretion from time to time. Franchise Dealer shall take all actions necessary to facilitate the receipt of deliveries, including prompt removal of snow and ice from all fill cap areas. Distributor may, but is not obligated to, make single deliveries of Product of less than its standard full load delivery quantity as specified by Distributor from time to time. In that event, Distributor may in its sole discretion, charge Franchise Dealer delivery charges for its standard full load delivery quantity.  Franchise Dealer shall participate in and comply with Distributor’ Product delivery programs and policies in effect from time to time. If Franchise Dealer fails to comply with or participate in Distributor’ delivery program or policy, without limiting any other remedies available to Distributor, Franchise Dealer shall pay to Distributor a reasonable charge imposed in accordance with Distributor’ delivery policy or program to recover administrative or delivery costs resulting from Franchise Dealer’s noncompliance with the program or policy.  Franchise Dealer shall accept delivery of Product whether or not Franchise Dealer or anyone else representing Franchise Dealer is on the Marketing Premises to receive the delivery. Franchise Dealer shall pay for all Product delivered.  Passage of title and risk of loss shall be at the point of delivery.

2.6                                   Other Terms and Conditions of Sale. Franchise Dealer shall use the dispensing and storage facilities that are owned or provided by Distributor or its affiliates, bearing the Branded Supplier name or Proprietary Marks for the storage or sale of the Products. Franchise Dealer shall purchase and resell the Products, and use the Proprietary Marks, brand names and packaging as determined by Distributor and Branded Supplier. Distributor may, at any time, add new products or change the grade, specifications, characteristics or delivery package, brand name or other distinctive designation of any Product sold by Distributor under this Agreement, and the Products so added or changed are subject to this Agreement.  Distributor may discontinue the sale of any Product without affecting other rights or obligations of Distributor and Franchise Dealer under this Agreement.  As between Distributor and Franchise Dealer, and subject to all applicable law, only Distributor has the right to determine what Products will be offered at the Marketing Premises.

2.7                                 Distributor Product Certification. Distributor certifies that to the best of its ability and to the extent in its control, at the time of delivery, the Products delivered by it will comply with all fuel requirements under applicable Laws in effect at the time of delivery in the area of the Marketing Premises.

2.8                                   Franchise Dealer Product Control; Safeguards. Franchise Dealer shall exercise the highest degree of care and diligence in handling, storing, selling and using Products delivered to the Marketing Premises. Franchise Dealer shall not cause or allow any contamination, mixing or adulteration of any Products. Franchise Dealer shall not sell, or offer for sale, from the Marketing Premises, Products which are contaminated or adulterated or fail to meet the Distributor’s requirements. Distributor may refuse to make Product deliveries into any tank until, in Distributor’s judgment, such quality problems or any problems associated with the storage tank(s) and appurtenances thereto are corrected. Franchise Dealer also shall:

(a)                                  protect Product from adulteration, mixing or contamination by water or other substances;

(b)                                 comply with the provisions in the Leases/Subleases and all applicable environmental laws, regulations, rules, and standards;

(c)                                  inspect all storage tanks daily for water accumulation; where automated water readings are used, a manual stick reading shall be performed and recorded at least monthly to confirm the accuracy of the automated reading;

(d)                                 comply with any procedures developed by Branded Supplier and/or Distributor from time to time to safeguard the integrity of all Products sold from the Marketing Premises;

(e)                                  immediately notify Distributor by telephone and confirmed in writing:

(i)                                     of any suspicion that Product is contaminated, mixed or adulterated,

(ii)                                  if water exceeds 1 inch depth in any tank,

(iii)                             of any governmental testing or sampling or testing or sampling by any other person, of Products at the Marketing Premises, or

(iv)                              of any suspicion that any Product has been released to the environment from any tank, line or other source at the Marketing Premises;

(f)                                  if requested, provide Distributor with the results of any test of Product conducted by or for the Franchise Dealer and permit Distributor to conduct tests as Distributor may determine;

(g)                               upon any suspicion of adulteration, mixing, contamination of any Product, take such action as Distributor may direct;

(h)                                 where blending dispensers are utilized, use blending ratios as directed by Distributor; and

(i)                                     immediately stop sales of any product whose storage tank contains 1 inch of water or more.

2.9                                   Effect of Quality Violations; Samples. Franchise Dealer acknowledges that the sale of quality products the customer can trust is one of Franchise Dealer’s fundamental commitments and obligations under this Agreement.  Franchise Dealer’s failure to comply with the obligations under Section 2.8 constitutes a failure by Franchise Dealer to comply with a reasonable and materially significant provision of this Agreement and the Franchise Relationship.  Franchise Dealer shall permit Distributor and/or Branded Supplier, its employees, agents and contractors to enter the Marketing Premises at all reasonable times to obtain Product samples and review of all Franchise Dealer’s documents and records relating to compliance with Section 2.8.

2.10                             Product Quality or Quantity Claims. Distributor is not liable to Franchise Dealer for any defect in quality (including failure to meet the requirements under Section 2.7), or shortage in quantity, of any Products delivered, unless:

(a)                                  Franchise Dealer gives Distributor notice of the claim of quality defect or shortage in quantity or disputes or disagreements regarding the prices charged for the price of product within 96 hour after delivery; and

(b)                                 Franchise Dealer provides Distributor and all federal or state regulatory agencies, including their designated sub-contractors, with reasonable opportunity to inspect the Products and take test samples.

ARTICLE III

CONFIDENTIALITY

3.1                                 Confidentiality. Franchise Dealer acknowledges that Distributor and/or Branded Supplier may be disclosing and transmitting to it certain confidential and proprietary information of Seller and/or Branded Supplier, including without limitation guidelines, manuals, methods, policies, procedures, programs, software, firmware, specifications, standards (both operational and visual), strategies, and other related information (“Confidential Information”) in connection with Franchise Dealer’s operation of the Marketing Premises.  Except where otherwise required by law, Franchise Dealer shall:  (i) treat and maintain Confidential Information as confidential;(ii) use Confidential Information only for the operation of the Marketing Premises under this Agreement; and (iii) restrict disclosure of Confidential Information only to Franchise Dealer and its officers, directors employees, contractors or agents who are directly connected with the performance of work and require knowledge of the Confidential Information.  Franchise Dealer may not use, or cause or permit to be used by, or disclose to, or cause or permit to be disclosed to, third parties any Confidential Information for purposes other than operating the Marketing Premises under this Contract.  This Agreement, including all Exhibits hereto, and all terms contained herein, are also considered Confidential Information.

3.2                                 Failure to Comply/Survival.  Franchise Dealer acknowledges that any failure to comply with the requirements of this Article III. will cause Distributor and/or Branded Supplier irreparable injury.  The provisions of this Article III. shall survive the expiration or earlier termination of this Agreement and apply to all Confidential Information disclosed or transmitted to Franchise Dealer during the Franchise Relationship, whether prior to, during or after the expiration, termination, or nonrenewal of this Agreement, and justify termination of this Agreement in the sole discretion of Distributor.

ARTICLE IV

PROPRIETARY MARKS

4.1                                   Use of Proprietary Marks. In using the Proprietary Marks, Franchise Dealer shall:

(a)                                  Subject to the approval of Distributor and, where applicable, Branded Supplier, Distributor grants to Franchise Dealer the non-exclusive right to use the Proprietary Marks at the Marketing Premises in connection with the advertising, marketing, and resale of the petroleum products purchased from Distributor under this Agreement.  Franchise Dealer agrees that petroleum products of others will not be sold by Franchise Dealer under the Proprietary Marks.  Franchise Dealer understands and agrees that Branded Supplier retains the right, subject to requirements of law, to withdraw the right to use such Proprietary Marks from Franchise Dealer at any time.  Franchise Dealer understands, acknowledges, and agrees that Branded Supplier may promulgate from time to time standards, policies, guidelines, procedures, programs, requirements, specifications, strategies, and instructions (“Guidelines”) regarding image, appearance, station operations, promotions, advertising, the size and location of signs, the wearing of uniforms, and other matters related to the sale of motor fuels under the Proprietary Marks.  Franchise Dealer agrees that such Guidelines may be promulgated by any means, including without limitation Distributor’s and/or Branded Supplier marketing website, email or other electronic means.  Irrespective of the means by which such Guidelines are promulgated, Franchise Dealer shall comply fully with the Guidelines as they exist from time to time and cause its employees to do the same.  Failure on the part of Franchise Dealer or Franchise Dealer’s employees to comply fully with the requirements set forth in any such Guidelines shall be grounds for termination of this Agreement.

(b)                                 It is further expressly understood and agreed that Distributor shall have the right to substitute the trademarks,

service marks, trade names, brand names, trade dress, logos, color patterns, color schemes, design schemes, insignia, image standards and/or other brand identifications.  In the event of such substitution, all references to the Branded Products in this Agreement shall be deemed to refer to the substituted Branded Supplier and all references to the Proprietary Marks herein shall be deemed to refer to the trademarks, service marks, trade names, brand names, trade dress, logos, color patterns, color schemes, design schemes, insignia, image standards and/or other brand identifications of said substituted Branded Supplier.

(c)                                  Upon termination, nonrenewal, or expiration of this Agreement or prior thereto upon demand by Distributor, Franchise Dealer shall discontinue the posting, mounting, display or other use of said Proprietary Marks except only to the extent they appear as labels or identification of products manufactured or sold by Distributor and are still in the containers or packages designed or furnished by Distributor.  In the event that Franchise Dealer fails to do so to the satisfaction of Distributor, subject to applicable law, Distributor (i) shall have the right to enter the Marketing Premises and cause any and all signage, placards, and other displays bearing the Proprietary Marks to be removed from the Marketing Premises; and (ii) shall have the right to use any means necessary to remove, cover or obliterate the Proprietary Marks, including entry to the Marketing Premises, to do so.  In the event the Distributor takes any such action hereunder, Franchise Dealer shall bear all costs and expenses thereof, including without limitation the costs of removing, obliterating, or covering the Proprietary Marks, attorney fees, and other legal costs and expenses.  Franchise Dealer shall provide, upon Distributor’s request, a list of all signage bearing the Proprietary Marks at the Marketing Premises.  Under no circumstances will Franchise Dealer display signage bearing the Proprietary Marks at the Marketing Premises without the prior written approval of Distributor.

(d)                                 Franchise Dealer acknowledges and understands that it is not Branded Supplier’s licensee of the Proprietary Marks.  Franchise Dealer shall not shall not mix, commingle, blend, adulterate, or otherwise change the composition of any of the product(s) purchased hereunder and resold by Franchise Dealer under said Proprietary Marks with other products or substances in any manner.

(e)                                  Franchise Dealer hereby gives Distributor and Branded Supplier the right to enter the Marketing Premises and to examine at any time, and from time to time, the contents of Franchise Dealer’s tanks or containers in which said product(s) purchased hereunder are stored and to take samples therefrom and, if in the opinion of Distributor or Branded Supplier, any samples thus taken are not said Product(s) and in the condition in which delivered by Distributor to Franchise Dealer, then Distributor may at its option cancel and terminate this Agreement.

(f)                                    If there shall be posted, mounted, or otherwise displayed on or in connection with the Marketing Premises any Proprietary Marks or any other sign, poster, placard, plate, device or form of advertising matter whether or not received from Distributor, consisting in whole or in part of the name of Branded Supplier or Distributor owned or used by Branded Supplier or Distributor in its business, Franchise Dealer agrees at all times to display same in compliance with the standards, guidelines and instructions of Branded Supplier and Distributor and to discontinue the posting, mounting or display of same immediately upon Franchise Dealer’s ceasing to sell motor fuels (or other products of Branded Supplier) under the Proprietary Marks or, in any event, upon demand by Distributor or Branded Supplier.  Franchise Dealer shall take no action, or otherwise do anything or fail to do anything that will diminish, reduce, injure, dilute, or otherwise damage the value of the Proprietary Marks or other trademarks or identifications of Branded Supplier.

(g)                                 While using the Proprietary Marks, Franchise Dealer shall: (i) operate the Marketing Premises responsibly, with due care, prudence, good judgment, and skill; (ii)  not engage in dishonest, fraudulent, or scare-selling practices; (iii)  promote diligently the sale of motor fuel from the Marketing Premises; (iv)  perform all services in a good, workmanlike manner; (v)  keep the Marketing Premises, the driveways, parking spaces, and sidewalks neat, clean and in good repair; (vi) keep the yards, lawns, shrubs and other plantings neat and clean and free from weeds, debris, snow, ice, and rubbish; (vii) comply with all laws, ordinances, rules and regulations of any constituted public authority governing the use and occupancy of the Marketing Premises and the conduct of Franchise Dealer’s business at the Marketing Premises; (viii) ensure that no material in any form of a pornographic or sexually explicit nature are displayed, used, stored, offered, rented or sold at the Marketing Premises; and (ix) prohibit the consumption of alcoholic beverages and the sale and use of illegal drugs or drug paraphernalia at the Marketing Premises.

(h)                                 Franchise Dealer understands that Branded Supplier may require retail service station dealers operating under the Proprietary Marks and their employees to attend and complete Branded Supplier conducted or sponsored training programs from time to time.  Franchise Dealer shall attend and complete such training, or where Franchise Dealer is not an individual, cause its employees to attend and complete such training as may be required by Branded Supplier.  Distributor shall be under no obligation to bear any costs or expenses associated with the attendance of Franchise Dealer or Franchise Dealer’s employees at such training.

(i)                                     Franchise Dealer shall participate in Branded Supplier’s image evaluation program, “mystery” or shop audit program, or any other similar program, conducted or sponsored by Branded Supplier.  Franchise Dealer shall promptly take corrective action as required by Branded Supplier to bring the Marketing Premises into compliance with the Image and Operations Guidelines. Franchise Dealer understands and agrees that

Franchise Dealer’s failure to comply with any such program shall be a material breach of this Agreement.

(j)                                     Franchise Dealer understands and acknowledges that Distributor may install, or has installed, certain signage at the Marketing Premises for the purpose of displaying the Proprietary Marks.  Unless the parties hereto have agreed otherwise, Franchise Dealer agrees that said signage shall remain the property of Distributor and that said signage may not be removed, transferred, sold, or otherwise disposed of without the prior written consent of Distributor.

(k)                                  While using the Proprietary Marks at the Marketing Premises, Franchise Dealer shall conduct only such businesses or activities at the Marketing Premises that are approved in writing by Distributor.  Except as otherwise permitted, Franchise Dealer shall not use the Proprietary Marks or Branded Supplier’s name as part of Franchise Dealer’s corporate name or other name.

(l)                                     At no time may Franchise Dealer use any trademarks, trade dress, logo types, or names confusingly similar to the Proprietary Marks.

(m)                               Image and Trademark Standards; Promotion Programs. Franchise Dealer shall use and display sales, marketing and promotional materials provided by Distributor and/or Branded Supplier from time to time, in the manner and for the time periods designated by Distributor and/or Branded Supplier. Franchise Dealer shall ensure that all stationery, signage and other printed materials used in connection with the Businesses bear the Proprietary Marks in the form, colors, location and manner prescribed by Distributor and/or Branded Supplier. Subject to applicable Laws, Franchise Dealer shall participate fully in all Branded Supplier national promotional programs including point-of-purchase programs.

ARTICLE V

OPERATIONS

5.1                                   Operation of Marketing Premises. Franchise Dealer shall operate the Businesses in strict conformity with the methods, procedures, standards and specifications as Branded Supplier or Distributor may prescribe from time to time in writing. Without limiting the general requirements of the immediately preceding sentence, the specific requirements of this Article V. also apply.

5.2                                   Operating Hours.  Subject to applicable Laws, Franchise Dealer shall prominently and clearly post the operating hours at each Marketing Premises.  During the Term, operating hours may be modified only by written agreement of the Parties.  Upon any renewal of this Agreement, operating hours will be determined in accordance with Distributor’s hours of operation policy in effect at that time.

5.3                                   Use of Marketing Premises. Franchise Dealer shall:

(a)                                  use the Marketing Premises solely for the operation of the Motor-Fuels Business and any Related Businesses;

(b)                                keep the Motor-Fuels Business open and in normal operation for the periods specified in Section 5.2;

(c)                                  refrain from using, or permitting the use of, the Marketing Premises for any other purpose or activity at any time; and

(d)                                 not allow the use of the Marketing Premises in connection with any purpose prohibited by Law, covenant, condition or restriction, including but not limited to, those identified in this Agreement and the Exhibits attached hereto.

5.4                                   Maintenance Obligations. Subject to the provisions of the Leases/Subleases, Franchise Dealer shall undertake, at its expense, all maintenance and make all repairs, replacements, alterations and additions as may be required to maintain the Marketing Premises in good repair and condition including periodic cleaning, landscaping, repainting and repairs, replacing obsolete signs, equipment and fixtures, and complying with any other standards promulgated by Distributor or Branded Supplier from time to time.

5.5                                   Compliance with Laws; Covenants and Restrictions. Franchise Dealer shall operate and maintain the Marketing Premises and the Businesses in compliance with all applicable laws including those concerning the environment, hazardous substances or waste, toxic substances, right to know and occupational safety and health. Franchise Dealer shall comply with all applicable covenants, conditions or restrictions applicable to the operation and maintenance of the Marketing Premises and the Related Businesses.  Franchise Dealer shall also comply with the Americans with Disability Act and relevant or related state and local statutes.

5.6                                   Safety Procedures. Without limiting Franchise Dealer’s status and obligations as an independent businessperson, Franchise Dealer shall implement and maintain procedures for safe operation of the Marketing Premises and the Businesses including safe cash handling and employee training. Distributor and Franchise Dealer expressly acknowledge that Franchise Dealer has sole responsibility for the security of all persons at the Marketing Premises including Franchise Dealer’s customers, contractors and employees at the Marketing Premises. Nothing contained in this Agreement is to be construed as:

(a)                                  an assumption by Distributor of any duty owed by Franchise Dealer to any person including any customer, contractor or employee of Franchise Dealer; or

(b)                                 giving Distributor the right to control Franchise Dealer’s provision of security measures employed by Franchise Dealer at the Marketing Premises.

5.7                                   Staffing. Franchise Dealer shall hire and maintain a competent, conscientious and trained staff and shall take all steps necessary to ensure that Franchise Dealer’s employees preserve good customer relations and comply with requirements for dress and appearance as Distributor and/or Branded Supplier may prescribe from time to time in writing.

5.8                                   Retail Credit and Debit Program. For so long as Distributor offers to Franchise Dealer the opportunity to participate in Branded Supplier’s or Distributor’ Retail Credit or Debit Program (“Program”), Franchise Dealer shall comply with the Program, as it may be amended by Branded Supplier or Distributor from time to time.

(a)                                  Franchise Dealer agrees to read and become familiar with all applicable credit card instruction manuals and to maintain them at the Marketing Premises for reference by the Franchise Dealer and its employees, contractors and agents.  If Franchise Dealer fails to comply with the instructions, and any related agreements, or other documents setting out Franchise Dealer’s obligations relating to any retail credit and debit program, including the requirement that Franchise Dealer take reasonable precautions to prevent sales to unauthorized persons, Distributor may, in addition to any other remedy that may be available to it including termination or non-renewal of this Agreement and the Franchise Relationship, take any one or more of the following actions as it deems necessary or appropriate in its sole discretion:

(i)                                     charge back to Franchise Dealer’s account the amount of any credit or debit transaction and any losses incurred by Distributor;

(ii)                                  on notice to Franchise Dealer, impose special terms and procedures on Franchise Dealer’s participation in any such Program; or

(iii)                             on notice to Franchise Dealer, exclude Franchise Dealer from participation in the Program.

(b)                                 Franchise Dealer is in default of this Agreement if:

(i)                                   Franchise Dealer fails to comply with the instructions, and any related agreements, or other documents setting out Franchise Dealer’s obligations relating to any such Program; or

(ii)                                  Franchise Dealer fails to pay promptly any charge to Franchise Dealer’s account resulting from non-compliance.

Franchise Dealer shall, upon Distributor’ request, immediately return to Distributor any manual credit card imprinter and electronic credit card point of sale terminal leased to Franchise Dealer by Distributor.

5.9                                   Technological and Communication Updates. Franchise Dealer acknowledges that the use of current technology and communications systems in the operation of the Businesses is of critical importance in meeting customer needs and preferences and adjusting to competitive conditions.  Franchise Dealer further acknowledges that technology and communications systems are expected to change over time requiring periodic addition, replacement or updating of equipment or systems used in the Businesses. Accordingly, Franchise Dealer shall:

(a)                                  as required by Branded Supplier and/or Distributor in Franchise Dealer’s marketing area, install and maintain in good operating condition, at Franchise Dealer’s expense:

(i)                                     a facsimile machine for sending and receiving written communications;

(ii)                                  equipment that allows access to the Internet, e-mail or other electronic-transmission or data-communications system designated by Branded Supplier and/or Distributor; and

(iii)                               dedicated telecommunication lines for tank monitoring or applicable communication as required by Distributor.

(b)                                 make other expenditures or investments as may be reasonably required in writing by Branded Supplier and/or Distributor from time to time to update equipment, technology and communications systems at the Marketing Premises including the addition, replacement or updating of point of purchase equipment, pump dispensing technology, credit and cash processing equipment and software. Distributor will provide

Franchise Dealer with reasonable notice specifying the required expenditures or investment and any specifications or requirements necessary to assure uniformity and compatibility.

In the event Franchise Dealer fails to install and/or maintain the technological and communication requirements as set forth in 5.9(a) above, Distributor shall have the right, but not the obligation, to install and/or maintain those deficit items and charge all associated costs back to the Franchise Dealer.  In particular, it is critical for Franchise Dealer to note that the obligation to maintain the dedicated telecommunications line for tank monitoring (as specified in 5.9(a)(iii)), is for the purpose of maintaining compliance with applicable tank monitoring regulations.  In the event Franchise Dealer fails to maintain such communications, any fines or penalties assessed as a result, shall be borne by Franchise Dealer.  Notwithstanding the requirement for Franchise Dealer to install and maintain in good operating condition such telecommunication lines, neither the presence nor absence of such telecommunication lines shall relieve Franchise Dealer from its obligations to satisfy all necessary tank monitoring data and records in accordance with applicable Laws.

5.10                             Inspection. At all reasonable times, Franchise Dealer shall permit Distributor and/or Branded Supplier, their respective affiliates, contractors, employees and agents to enter and inspect the Marketing Premises, including any and all records relating to the Motor-Fuels Business and/or Related Businesses (if any)or required to be maintained under this Agreement, to determine compliance with this Agreement and applicable laws. Franchise Dealer shall cooperate fully with Distributor and/or Branded Supplier and its contractors, employees and agents in conducting any inspection and shall render assistance as may be reasonably requested. Upon notice from Distributor of any deficiencies detected in an inspection, Franchise Dealer promptly shall take such steps as may be necessary to correct the deficiencies including the temporary closing of the Marketing Premises if so directed by Distributor.

5.11                             Pricing. Franchise Dealer shall determine its own retail prices, pricing policies and discounting policies in accordance with applicable Laws. Distributor may, from time to time, communicate with Franchise Dealer about prices and periodically may counsel Franchise Dealer on retail pricing. Franchise Dealer is not required to accept any pricing suggestions of Distributor and shall not rely on Distributor’s suggestions, nor is Distributor obligated to provide such counseling.

5.12                             Maintain Inventory. Franchise Dealer shall maintain an inventory of Products sufficient to serve customers during the hours specified in Section 5.2, subject to Section 2.5.

ARTICLE VI

INSURANCE

6.1                                   Types of Insurance.

During the time this Agreement is in effect, in addition to any other insurance or surety bonding required by applicable laws, Franchise Dealer will carry and maintain in force with companies satisfactory to Distributor, solely at Franchise Dealer’s expense, insurance satisfactory to Distributor as follows for each Marketing Premises:

(a)                                  Comprehensive/Commercial General Liability insurance or Garage Liability insurance including, but not limited to, coverage for the sale of motor fuel, food preparation and service (if applicable), operation of retail motor fuel stores, premises operations, products, contractual liabilities, including, without limitation, Franchise Dealer’s contractual indemnity liability under this agreement, with a minimum combined single limit of $1,000,000 providing coverage for injury, death or property damage resulting from each occurrence.

(b)                                 In the event Franchise Dealer has alcoholic beverages for sale at any location, a minimum limit of $1,000,000 shall be maintained covering liabilities arising out of the dispensing or selling of alcoholic beverages including, without limitation, any liabilities imposed by a dram shop or alcoholic beverage control act.

(c)                                  Business Auto Liability insurance coverage for operation of vehicles hired, owned or non-owned with a minimum combined single limit of $1,000,000 providing coverage for injury, death or property damage resulting from each occurrence.

(d)                                 Garage keepers’ Legal Liability insurance (if Marketing Premises includes service bays) including, but not limited to, coverage for fire, theft, riot, vandalism, and collision with limits of at least $50,000 for each occurrence.

(e)                                  Fire Legal Liability Insurance for an amount of at least the full replacement cost of fixtures and equipment on Marketing Premises.

(f)                                    Workers Compensation and Employers Liability insurance or similar social insurance, for all Franchise Dealers employees engaged in performing services where required by laws which may be applicable to Franchise Dealers employees with a waiver of all rights of subrogation and/or contribution against Distributor where such waiver is permitted by law.

(g)                                 Environmental impairment insurance coverage with minimum of $1,000,000 on a continuous and uninterrupted basis insuring Franchise Dealer for environmental legal liabilities arising out of, or in any manner associated with, related to, Franchise Dealers use of, and/or presence on the Marketing Premises if any storage tanks are installed on Marketing Premises, in whole or in part, by anyone other than Distributor or a contractor hired by Distributor.

(h)                                 Distributor periodically may reasonably require Franchise Dealer to carry additional types of insurance coverages and amounts, including modifications to existing insurance under this Article.

(i)                                     Each policy of insurance described in this Section shall cover Distributor, the deeded property owner of each Marketing Premises and their respective parents, affiliates, lenders and successors and assigns, as additional insured (except Workers Compensation and Employers Liability), by endorsement if required by Distributor, and shall be primary and non-contributory as to all other policies which may provide coverage and, in the case of all liability policies, be written on an occurrence basis.  Franchise Dealer waives their right of subrogation on all policies where applicable.  If any insurance maintained hereunder is maintained under a “blanket policy”, such policy shall contain an endorsement providing that coverage limits required hereunder are not subject to reduction or impairment by claims or losses at other locations.

6.2                                   Additional Insurance Obligations — Leases/Subleases. Additional insurance requirements shall apply as specified in the Leases/Subleases.

6.3                                   Evidence of Insurance. Prior to the date of this Agreement and any time upon request by Distributor, Franchise Dealer shall have its insurance carrier(s) furnish to Distributor and other persons as directed by Distributor certified copies of the required insurance policies, and/or certificates of insurance specifying the types and amounts of coverage in effect, expiration dates, confirmation that each policy complies with the requirements of this Article XI specifying that no insurance shall be cancelled or materially changed during the time this Agreement is in effect without twenty (20) calendar days prior written notice to Distributor and such other persons as Distributor may designate.  In the event Franchise Dealer fails to maintain any policy of insurance required under this Agreement in a form and in amounts required, Distributor shall have the right, but not the obligation, at any time to purchase any of such policies on behalf of Franchise Dealer and at Franchise Dealer’s sole expense, which cost shall be paid by Franchise Dealer immediately upon demand.

6.4                                 Franchise Dealer acknowledges that any failure to comply with the requirements of this Article VI. will cause Distributor and/or Branded Supplier irreparable injury and justify termination of this Agreement in the sole discretion of Distributor.

ARTICLE VII

TRANSFER OF INTEREST; SURVIVORSHIP

7.1                                   Assignment by Franchise Dealer.  Franchise Dealer’s interest in this Agreement shall not be transferred or assigned by Franchise Dealer in whole or in part, directly or indirectly, without the prior written consent of Distributor, unless as otherwise required by law.  Such consent shall be in the sole discretion of Distributor.  As a condition for Distributor’s consent to the transfer or assignment of Franchise Dealer’s interests under this Agreement, Distributor shall have the right, to the extent permissible by law, to require the proposed transferee or assignee to execute a mutual termination agreement terminating this Agreement and enter into a trial franchise motor fuel supply agreement, as the term “trial franchise” is defined in the Petroleum Marketing Practices Act, 15 U.S.C. §2801, et seq. (the “PMPA”).  Nothing contained in the foregoing sentence shall limit Distributor’s right to impose other conditions or requirements for its consent under this paragraph.

In the event Distributor, in its sole discretion, grants written consent to the transfer or assignment of Franchise Dealer’s interests under this Agreement, Franchise Dealer shall pay a fee to Distributor for the administrative costs of such transfer or assignment in the amount of $5,000 for an individual station transfer or assignment or $10,000 for a multi-station transfer or assignment.  Such fee shall accompany the written request from Franchise Dealer to Distributor for the transfer or assignment and shall only be refunded in the event Distributor does not grant consent.

7.2                                   Assignment by Distributor.  Distributor may assign this Agreement in whole or in part upon ten (10) days’ prior written notice to Franchise Dealer.  In the event of an assignment by Distributor, Franchise Dealer acknowledges that:

(a)                              an assignment or delegation by Distributor may have an impact upon Franchise Dealer’s rights and obligations under this Agreement to the extent that an assignee or delegatee has policies or programs that differ from Distributor’s policies and programs;

(b)                             this impact is contemplated by the Parties under this Agreement; and

(c)                            Franchise Dealer and any other person with an interest in Franchise Dealer hereby waive any claim for constructive termination or claim for damages.

7.3                                   Right of First Refusal — Transfer of Interest.

(a)                                  In connection with the proposed transfer of an interest under Section 7.1, Distributor shall have the right to meet the offer of any transferee which and acquire the Interest on the same terms and conditions as those contained in the transferee’s offer.  If Franchise Dealer owns property or businesses unrelated to this Agreement, the Franchise Dealer shall offer to sell to Distributor the property (including any interest in the Marketing Premises) equal to the consideration in the proposed transferee’s offer (the “Covered Interests”).

(b)                                 No later than 90 days before the proposed sale or closing date, Franchise Dealer must furnish to Distributor a written offer to sell Distributor the Covered Interests in accordance with Section 7.3(a) accompanied by a copy of the proposed transferee’s offer, which will be a binding offer (the “Offer”) by the Franchise Dealer to Distributor on the terms and conditions of the Offer. The Offer must be bona fide, in writing and signed by all parties thereto and contain all terms and conditions of the proposed transfer. Franchise Dealer also shall furnish Distributor with such additional information relating to the Interest, the proposed Transfer, the proposed transferee, the Interest and the Covered Interests, as Distributor may request in order to evaluate the offer or review the proposed Transfer, and ensure compliance with this Article VIII.

(c)                                  Upon receipt of the Offer and all requested information, Distributor will have 60 days (unless otherwise required by law) within which to evaluate the Offer, and to advise Franchise Dealer in writing whether or not Distributor exercises its right to acquire the Interest or the Covered Interests, whichever is applicable. An Offer that includes the exchange of other property interests for any Interest or Covered Interests may be accepted by Distributor by substituting for that other property payment of an amount equal to the fair-market value of that other property but not more than the value attributed to that other property in the Offer. Franchise Dealer shall provide Distributor with full access to Franchise Dealer’s books and records if the Offer includes an exchange of property; or is an offer by Franchise Dealer to sell the Covered Interests at fair-market value.

(d)                                 If Distributor chooses to exercise its right of first refusal under this Article VII, closing and the effective date of any termination of this Agreement will be the proposed sale or closing date:

(i)                                     specified in the proposed transferee’s offer if the Offer is that of a proposed transferee; or

(ii)                                  as agreed by Distributor and Franchise Dealer if the Offer is an offer by Franchise Dealer to sell the Covered Interests. The closing will take place at the location designated by Distributor.  At closing, Franchise Dealer shall deliver to Distributor documentation satisfactory to Distributor conveying good, marketable and clear title to all property, subject only to reasonable liens and conditions expressly provided in the Offer. If the Interest or Covered Interests subject to the offer includes Franchise Dealer’s Interests in this Agreement and the Franchise Relationship, this Agreement and all related and supplemental Agreements will terminate on the sale or closing date, subject to any obligations or liability of Franchise Dealer to Distributor accrued prior to termination and/or which survive termination, and Franchise Dealer shall sign and deliver to Distributor, at least 7 business days prior to the sale or closing date, a binding mutual termination agreement in form and substance acceptable to Distributor.

(e)                                  If Distributor does not exercise its right under this Section 7.3 with respect to any Interest, Distributor shall:

(i)                                     notify Franchise Dealer in writing of its decision;

(ii)                                  review the proposed Transfer in accordance with Section 7.1, above; and

(iii)                               notify Franchise Dealer as to whether Distributor consents to the Transfer and as to which conditions will apply to the Transfer.

(f)                                    If Distributor notifies Franchise Dealer that Distributor consents to the Transfer, the Franchise Dealer may proceed with the Transfer of the Interest only in accordance with the terms and conditions in the proposed transferee’s offer constituting, or giving rise to, the Offer. Franchise Dealer shall provide Distributor with documentation satisfactory to Distributor that the Transfer was completed in accordance with the proposed transferee’s offer.

(g)                                 Distributor’ rights under this Article VII will apply to each offer by a transferee to Transfer an Interest and include any material renegotiations or material modifications of all or any part of an offer. Each offer (including any material renegotiation or modification of any offer) is a separate offer entitling Distributor to its rights under this Section 7.3.

(h)                                 Except as otherwise provided by law, if any transferee fails to meet any requirements or conditions under Distributor’s then-current requirements for new franchise dealers, Distributor, in addition to withholding its consent to the Transfer and in lieu of exercising its rights under Section 7.1 above, may, consistent with applicable Laws, substitute another transferee who meets those requirements and conditions and who accepts and is able to meet the terms and conditions of the Offer.

(i)                                     Distributor’s failure to exercise its purchase rights under this Section 7.3 on one or more occasions:

(i)                                     does not affect Distributor’s rights under this Section 7.3 on other occasions whether or not involving the same Interest; and

(ii)                                  does not constitute Distributor’s consent to the Transfer of an Interest.

ARTICLE VIII

DEFAULT AND TERMINATION

8.1                                   Termination of Agreement and Franchise Relationship. This Agreement shall terminate upon expiration of the Term of this Agreement.

(a)                                  This Agreement may be terminated by Distributor:

(i)                                     if Franchise Dealer makes any materially false or misleading statement or representation which induces Distributor to enter into this Agreement, or which is relevant to the relationship between the parties hereto;

(ii)                                  if Franchise Dealer becomes insolvent or commits an act of bankruptcy or takes advantage of any law for the benefit of debtors or Franchise Dealer’s creditors, or if a receiver is appointed for Franchise Dealer;

(iii)                               if possession of the business location(s) of the Franchise Dealer is interrupted by act of any government or agency thereof;

(iv)                              if Franchise Dealer fails to pay in a timely manner any sums when due hereunder upon Franchise Dealer’s failure to pay any amount when and as due, and no forbearance, course of dealing, or prior payment shall affect these rights of termination;

(v)                                 if Franchise Dealer defaults in any of its obligations under this Agreement;

(vi)                              if Franchise Dealer is declared incompetent to manage his property or affairs by any court, or if Franchise Dealer is mentally or physically disabled for three (3) months or more to the extent that Franchise Dealer is unable to provide for the continued proper operation of the business of the Franchise Dealer;

(vii)                           under the circumstances described as causes for termination by Distributor elsewhere in this Agreement;

(viii)                        if Franchise Dealer engages in fraud or criminal misconduct relevant to the operation of the business, and/or Related Business, of the Franchise Dealer;

(ix)                                if Franchise Dealer is convicted of a felony or of misdemeanor involving fraud, moral turpitude or commercial dishonesty, whether or not the crime arose from the operation of the business of the Franchise Dealer;

(x)                                   if Franchise Dealer fails to operate the Marketing Premises for seven (7) consecutive days, or any shorter period of time which, taking into account the facts and circumstances, amounts to an unreasonable period of time not to operate;

(xi)                                if Franchise Dealer fails to maintain an inventory of any one or more grades of motor fuel covered by this Agreement in an amount adequate to meet customer demand;

(xii)                             if there occurs any other circumstance under which termination of a franchise is permitted under the provisions of the Petroleum Marketing Practices Act (15 U.S.C. 2802);

(xiii)                          upon assignment of the Agreement by Franchise Dealer contrary to the terms of this Agreement; or

(xiv)                         if Franchise Dealer is an individual and Franchise Dealer dies; or if Franchise Dealer is a corporation and such corporation winds up its business or dissolves.

(b)                                 Upon loss of Distributor’s right to grant the use of Branded Supplier’s Proprietary Marks, Distributor may terminate this Agreement. Distributor will not be liable for the consequences of such loss unless they result from an act by Distributor taken in bad faith for the purpose of causing the loss of Distributor’s right to grant the right to use the Proprietary Marks.

(c)                                  If Franchise Dealer fails to comply with the terms of any of the Leases/Subleases, upon the expiration of any applicable notice and cure periods thereunder, such failure shall be deemed a default under this Agreement.

(d)                                 Franchise Dealer agrees not to engage in or permit any illegal or improper act or conduct, on or about the Premises, which act or conduct is detrimental to Distributor or any member of the public.  If Franchise Dealer engages in any such illegal act or conduct, this Agreement may be terminated without further notice.

(e)                                  Any termination of this Agreement shall be accompanied by such notice from Distributor as may be required by law.

(f)                                    Upon the expiration of the Term hereof or upon termination hereof, Distributor shall have the right, at its option, to enter upon the Premises and to remove, paint out, or obliterate any signs, symbols or colors on said Premises or on the buildings or equipment thereof which in Distributor’s opinion would lead a patron to believe that Distributor’s products are being offered for sale at the Premises.

(g)                                 Termination of this Agreement by either party for any reason shall not relieve the parties of any obligation theretofore accrued under this Agreement.

Upon any termination or non-renewal, Franchise Dealer shall comply with the provisions of this Agreement and with Distributor’s normal post-termination procedures as furnished in writing to Franchise Dealer from time to time.

8.2                                   Right of Termination Due to Governmental Action. Either Party may terminate this Agreement upon not less than 180 days’ prior written notice to the other Party if any federal, state or local governmental action results in the adoption or imposition of laws that:

(a)                                  significantly alter the reasonable expectations of the Parties at the time of entering into this Agreement including the expectation that Franchise Dealer will be obligated to pay rent as specified in each Lease/Sublease or purchase the Products from Distributor in accordance with Section 2.1;

(b)                                 result in the imposition of an obligation upon Distributor to install or construct equipment, facilities or improvements on the Marketing Premises and, in Distributor’s sole judgment, the cost of such installation would be uneconomical to Distributor; or

(c)                                  modify in any way the present relationship of Distributor’s and/or Branded Supplier’s exploration, production, supply, transportation, refining or marketing functions.

8.3                                   Accrued Rights. Any termination or non-renewal is subject to Distributor’s rights which have accrued prior to the termination or non-renewal.

8.4                                   Remedies of Distributor. If Franchise Dealer defaults on any obligation contained in this Agreement or any related or supplemental agreement, Distributor may, but is not obligated to, exercise any or all of it rights allowable by law, including but not limited to the following remedies, whether or not Distributor exercises its right to terminate or non-renew:

(a)                                  suspend all deliveries of Products to Franchise Dealer until the default is corrected or remedied; and/or

(b)                                 apply any sums or security furnished by Franchise Dealer to Distributor under this Agreement or any related or supplemental agreement to the payment of any indebtedness. Franchise Dealer immediately shall provide additional security, as directed by Distributor, to replace the sums or security applied by Distributor.

Distributor’s rights and remedies under this Agreement are distinct, separate and cumulative, and no one of them, whether or not exercised by Distributor, is an exclusion of any others under this Agreement or any related or supplemental agreement, or at law or in equity.

ARTICLE IX

OBLIGATIONS UPON TERMINATION OR EXPIRATION

9.1                                   Termination of Business Operation. Upon the termination or non-renewal of this Agreement, the Franchise and the Franchise Relationship, Franchise Dealer’s rights under this Agreement and all related and supplemental agreements terminate, and Franchise Dealer shall stop all operation of the Motor-Fuels Business and the Related Businesses and all use of the Proprietary Marks. In particular, and without limiting the general requirements of the preceding provisions of this Section 9.1, Franchise Dealer shall:

(a)                                  Immediately stop operating the Motor-Fuels Business and the Related Businesses and at no time after termination or non-renewal represent Franchise Dealer, directly or indirectly, as a current or former franchise dealer of Distributor or Branded Supplier.

(b)                                 Immediately and permanently stop using, in any manner whatsoever, any Confidential Information, Branded Supplier’s name and all signs, advertising, materials, displays, stationery and forms containing the Proprietary Marks.

(c)                                  Promptly pay:

(i)                                     all sums owing to Distributor and its Affiliates and to all financial institutions and other persons that have loaned money or leased property to Franchise Dealer in connection with an arrangement under which Distributor or its Affiliate furnished any consideration including any inducement, guarantee or credit enhancement. Without limiting the preceding general requirements of this Section 9.1(c), Franchise Dealer shall pay all the outstanding principal balance and all interest and other charges under Distributor-backed loan programs, direct Distributor loans and Distributor reimbursement or amortization agreements; and

(ii)                                  all indebtedness to contractors or vendors that have furnished goods or services to the Marketing Premises.

(d)                                 Immediately return to Distributor all Branded Supplier signs and other personal property of Distributor. Franchise Dealer grants and shall cause any other person in possession of the Marketing Premises to grant to Distributor a non-revocable license to enter the Marketing Premises to remove Branded Supplier signs and property. Franchise Dealer shall bear all removal, site-restoration and transportation costs relating to the removal of Branded Supplier signs and equipment under this Section 10.1(d).

9.2                                 Post-Termination Obligations.  Franchise Dealer shall continue to be responsible after termination or non-renewal of this Agreement for any obligations under this Agreement which by their nature involve performance after termination, including but not limited to any payment and indemnification obligations.

ARTICLE X

TAXES, PERMITS, INDEBTEDNESS

10.1                           Taxes and Fees. It is agreed that any duty, tax, fee or other charge which Distributor may be required to collect or pay under any municipal, state, federal or other laws now in effect or hereafter enacted with respect to the production, manufacture, inspection, transportation, storage, sale, delivery or use of the Product(s) covered by this Agreement shall be added to the prices to be paid by Franchise Dealer for product(s) purchased hereunder.

10.2                             Indebtedness Dispute. Notwithstanding any dispute by Franchise Dealer of its liability to pay any governmental charges under Section 10.1, Franchise Dealer shall not permit a tax sale, foreclosure or seizure by levy or execution or similar writ or warrant, or any attachment, lien or encumbrance by a creditor or governmental authority, of or on the Marketing Premises, any Related Business or any improvements, equipment or fixtures on the Marketing Premises.

10.3                            Permits and Licenses. Franchise Dealer shall timely obtain and comply with all permits, certificates or licenses necessary for the full and proper conduct of the Motor-Fuels Businesses and any Related Businesses, including licenses to do business, fictitious name registration, underground storage tank permits and licenses, sales tax permits and fire clearances. Franchise Dealer shall pay all fees or charges relating to these permits, certificates and licenses.

11.4                             Notices. Franchise Dealer shall notify Distributor in writing within 5 days of:

(a)                                  the commencement of any action, suit or proceeding,

(b)                                 the issuance of any writ, injunction or award or of a decree of any court, agency, or other governmental authority, or

(c)                                  any indebtedness, event or occurrence, which may adversely affect the operation or financial condition of the Businesses, the Franchise Dealer or the Marketing Premises.

ARTICLE XI

INDEPENDENT CONTRACTOR

11.1                             Relationship of the Parties. The relationship of the Parties is as follows:

(a)                                  neither Party has a fiduciary relationship with the other;

(b)                                 Franchise Dealer is an independent business person with responsibility for and control over the manner and means of the day-to-day operations of the Businesses including Product deliveries, Product leak or release detection, Product leak or release reporting and compliance with all Laws;

(c)                                  neither Party is an agent, legal representative, subsidiary, joint venturer, partner, employee or servant of the other for any purpose; and

(d)                                 Franchise Dealer has exclusive control and direction over the duties, supervision, compensation, hiring and firing of its employees, contractors and agents.

11.2                             Public Notification. Franchise Dealer shall represent itself to the public as an independent business person operating the Motor-Fuels Business under franchise from Distributor.  Franchise Dealer shall take necessary action to effect this representation, including placing a notice of Franchise Dealer’s status in a conspicuous place on the Marketing Premises and on stationery and written or graphic materials.

11.3                             Other Franchise Dealer Obligations. Franchise Dealer shall not:

(a)                                make any contract, agreement, warranty or representation on behalf of Distributor or Branded Supplier or their Affiliates;

(b)          incur any debt or obligation in the name of Distributor or Branded Supplier or their Affiliates; or

(c)                                  by act or omission, cause Distributor or Branded Supplier or their affiliates to be liable, or be found to have assumed liability, for any activities of Franchise Dealer at the Marketing Premises or relating to the Businesses including any claim or judgment arising from Franchise Dealer’s act or omission.

ARTICLE XII

INDEMNIFICATION

12.1                             Definition of Losses. “Losses” includes all, compensatory, exemplary or punitive damages, fines, penalties, charges, costs, lost profits, legal fees and costs, accountants’ and expert witness fees, expenses (including expenses for environmental personnel), settlement amounts, judgments, damage to Distributor’s reputation and goodwill and any other amounts incurred in connection with the matters described.

12.2                             Indemnity. Franchise Dealer assumes the risk of and sole responsibility for and agrees to defend (with counsel acceptable to Distributor, unless such defense, but not Distributor’s defense costs, is waived by Distributor), indemnify, release and hold harmless Distributor, its affiliates and each of their officers, employees, agents, successors, and assigns (altogether “Indemnitees”), from and against any and all of the following (each a “Proceeding”):  expenses, costs (including, without limitation, legal fees and costs and other professional fees), penalties, fines (without regard to the amount of such fines), liabilities, claims, demands and causes of action, at law or in equity (including, without limitation, any arising out of the Comprehensive Environmental Response Compensation and Liability Act (CERCLA), the Resource Conservation and Recovery Act (RCRA), the Clean Air Act, or any other laws), for violations of law or injuries, death, loss, or damage of any kind or character to person, property, or natural resources, by whomever suffered or asserted including Franchise Dealer, its agents, officers, directors, servants, contractors, partners, affiliates, shareholders, employees, invitees, licensees, and/or trespassers, owner or representative of Franchise Dealer (“Related Party”) resulting from, related to, or arising out of the actual or alleged:

(a)                                  violation or asserted violation, by Franchise Dealer or any Related Party of any Laws;

(b)                                 Franchise Dealer’s breach or alleged breach of any contract;

(c)                                  libel, slander or any other form of defamation by Franchise Dealer or any Related Party;

(d)                                 violation or breach by Franchise Dealer of any warranty, representation or obligation of this Agreement or any related or supplemental agreement;

(e)                                  any environmental contamination or occurrence as follows:

(i)                                     unless Section 12.2(e)(ii) applies, any environmental contamination or occurrence in whole or in part arising out of the operation of any Marketing Premises during any period when Franchise Dealer was or is in possession or entitled to be in possession of the Marketing Premises or arising out of any act or omission of Franchise Dealer or any Related Party, or

(ii)                                  if Franchise Dealer and all Related Parties have no interest in the storage tanks, lines or dispensing equipment located at the Marketing Premises and have no interest in the underlying estate of the Marketing Premises (excluding only the Leases/Subleases), any environmental contamination or occurrence in whole or in part arising out of any act or omission of Franchise Dealer or any Related Party;

(f)                                    use of the Marketing Premises by Franchise Dealer, its agents, contractors, and/or employees;

(g)                                 purchase, delivery, receipt, storage, dispensing, or sale of motor fuel not bought from Distributor;

(h)                                 installation, existence, use, or removal of any storage tank(s), lines or dispensing equipment, in whole or in part, not owned by Distributor or its Affiliates, and the delivery of products into or out of such storage tank(s), lines or dispensing equipment;

(i)                                     defective condition of the Marketing Premises whether due to any latent or patent defect;

(j)                                     failure by Franchise Dealer to comply with Franchise Dealer’s maintenance obligations under this Agreement or any related or supplemental agreement including any agreement relating to a Related Business (“failure” shall include any unreasonable delay);

(k)                                  acts or omissions, whether occurring on or off the Marketing Premises, of any person(s) including, without limitation, Franchise Dealer, its agents, contractors, employees and/or any third parties, and excepting only Distributor, its agents, and/or employees, even if such acts or omissions, by whomever committed, constitute a criminal act;

(l)                                     activities of third parties acting on behalf of or pursuant to any joint venture, partnership, co-branding arrangement, sublease, license or other agreement with, Franchise Dealer with respect to the Marketing Premises, management of the Franchise or conduct of the Businesses;

(m)                               claims by creditors of Franchise Dealer or any Related Party;

(n)                               failure by Franchise Dealer to obtain or keep current the amounts and types of insurance required by this Agreement or to comply with the terms and conditions of the insurance obtained;

(o)                                 failure by Franchise Dealer, its agents, contractors, and/or employees, to fully comply with: any laws, or any provision, covenant, standard, or requirement of this Agreement and any related agreements; or

(p)                                 liens or claims of any contractors, subcontractors, suppliers, materialmen, workers, other persons or entities (excepting only Distributor, its agents, contractors, and/or employees) relating to the Marketing Premises.

12.3                             Notices; Choice of Counsel. Franchise Dealer shall promptly notify Distributor of any Proceeding. If Distributor is or may be named as a party in the Proceeding, Distributor may elect (but is not obligated) to undertake the defense or settlement of the Proceeding with counsel of Distributor’s choice. If Distributor does not elect to undertake the defense or settlement of the Proceeding, Franchise Dealer shall use counsel acceptable to Distributor. If Franchise Dealer fails to use counsel acceptable to Distributor or if Distributor, in its discretion, determines that a conflict of interest exists between Distributor and Franchise Dealer in the defense of the Proceeding, Distributor may engage counsel of its choice to separately represent it in the Proceeding. No undertaking or separate representation of counsel by Distributor under this Section 12.3 in any manner limits or waives Franchise Dealer’s obligation to indemnify and defend, or pay for the defense of, Distributor.

12.4                             Remedies. With respect to any Proceeding, Distributor may, at any time and without notice, in order to protect persons or property or the reputation or goodwill of Distributor or others, consent or agree to any settlement or remedial or corrective action as Distributor deems expedient, if, in Distributor’ sole judgment, there are reasonable grounds to believe that:

(a)                                  any of the acts or circumstances enumerated in Section 12.2 have occurred; or

(b)                                 any act or omission of Franchise Dealer or any Related Party may result directly or indirectly in future damage, injury or harm to any person or any property.

12.5                             Defenses. All Losses incurred under this Article XII shall be chargeable to and paid by Franchise Dealer, regardless of any actions, activities or defenses undertaken by the Indemnitees, or subsequent success or failure of any actions, activities or defenses.

12.6                             Recovery Obligations. Under no circumstances will Indemnitees be obligated to seek recovery from third parties or mitigate their Losses in order to maintain a claim against Franchise Dealer. Any Indemnitee’s failure to pursue a recovery or mitigate a Loss will in no way reduce the amounts recoverable by that Indemnitee from Franchise Dealer.

12.7                             Claims against Distributor. Franchise Dealer represents and warrants that Franchise Dealer has no knowledge of any claim by Franchise Dealer or any related party against the Indemnitees on the date of this Agreement. Franchise Dealer’s obligation to disclose claims includes the disclosure of claims of which Franchise Dealer would have acquired knowledge upon reasonable inquiry or the exercise of due diligence.

12.8                             Criminal Act. “Criminal Act” as used in the Agreement means any act(s) or omission(s) having the nature of crime. criminal Act does not require proof of arrest, the filing of criminal charges, formal criminal processing, indictment, or conviction.

12.9                             Survival.  The provisions of this Article XII shall survive the expiration or earlier termination of this Agreement.

ARTICLE XIII

FAILURE TO PERFORM; ALLOCATION

13.1                             General Contingencies; Force Majeure.

(a)                                  Distributor is not liable for any consequences to Franchise Dealer, including loss, damage, or demurrage due to any delay or failure in performance, arising out of any cause beyond Distributor’s reasonable control including:

(i)                                     Governmental Action. Compliance with any action, order, direction, request or control of any governmental authority or person purporting to act for any governmental authority; or

(ii)                                  Force Majeure. Interruption, unavailability or inadequacy of the supply of the Products or of any facility of production, manufacture, storage, transportation, distribution or delivery, for any reason, including wars, hostilities, public disorders, acts of enemies, sabotage, strikes, lockouts, labor or employment difficulties, fires, floods, acts of God, accidents or breakdowns, plant shutdowns for repairs, maintenance or inspection, or weather conditions.

(b)                                 Distributor shall not be required to remove any cause or replace the affected source of supply or facility if Distributor determines the action would involve additional expense or a departure from its normal practices.

(c)                                  Franchise Dealer is not liable for failure to receive Products if Franchise Dealer is prevented from receiving and using them in Franchise Dealer’s customary manner by any cause beyond Franchise Dealer’s reasonable control.

13.2                             Allocation.

(a)                                  If there is, or Distributor determines there may be, a shortage of supplies, for whatever reason, so that Distributor is or may be unable to meet the demands of some or all of its customers, Distributor may allocate to and among its retail dealers those quantities of Product that Distributor determines it has available for distribution to that class of trade, or subgroup within that class of trade, from any specific terminal or point of supply. Distributor is not required to make up any deliveries or quantities omitted as a result of any cause or allocation under this Article XIV including deliveries or quantities omitted by Distributor in allocating Products among its retail dealers under this Section 13.2, and Distributor is not liable for any damages or losses in connection with those omitted deliveries or quantities.

(b)                                 In all situations of perceived or actual supply shortages, Distributor may join or comply with any voluntary or non-mandatory price, supply, allocation or delivery restriction systems or programs designed or supported by any governmental authority. Any decision or determination made by Distributor under this Article XIII will be made in Distributor’s sole discretion when acting in good faith in the ordinary course of business.

ARTICLE XIV

MISCELLANEOUS

14.1                             Significance of Terms and Conditions.

(a)                                  FRANCHISE DEALER ACKNOWLEDGES THAT EACH TERM AND CONDITION OF THIS AGREEMENT IS A REASONABLE AND MATERIALLY SIGNIFICANT PROVISION AND THAT ANY BREACH OF THE TERMS AND CONDITIONS IS SUBSTANTIAL AND PROVIDES REASONABLE BASIS FOR TERMINATION OR NON-RENEWAL.  THE PARTIES ALSO ACKNOWLEDGE THAT THIS AGREEMENT IS SUBJECT TO THE PMPA, AND NOTHING CONTAINED HEREIN IS INTENDED TO REDUCE THE RIGHTS OF EITHER PARTY UNDER THAT LAW.

(b)                                 Franchise Dealer has expressly acknowledged in this Agreement that the failure to meet certain obligations constitutes a failure to comply with a reasonable and materially significant provision of this Agreement or the Franchise Relationship. These acknowledgments may not be construed as intending that other provisions, which are not so acknowledged, are not reasonable and materially significant provisions of this Agreement and the

Franchise Relationship.

14.2                             Approvals and Consents. If this Agreement requires the prior approval or consent of Distributor, Franchise Dealer shall make a timely written request to Distributor for its approval or consent, and any approval or consent must be obtained in writing. Distributor makes no warranties or assurances upon which Franchise Dealer may rely, and assumes no liability or obligation to Franchise Dealer by:

(a)                                  providing any waiver, approval, consent, or suggestion to Franchise Dealer in connection with any approval or consent; or

(b)                                 reason of any neglect, delay or denial of any request.

14.3                             Strict Compliance. Subject to the PMPA, Distributor’s rights at any time to:

(a)                                  demand strict compliance with any obligation or condition under this Agreement or any related or supplemental agreement, or

(b)                                 exercise any rights or remedies in connection with Franchise Dealer’s default under this Agreement or any related or supplemental agreement,

are not waived or impaired by:

(i)                                     Distributor’s failure to exercise any right under this Agreement or any supplemental or related agreement,

(ii)                                  Distributor’s failure to insist upon strict compliance by Franchise Dealer with any obligation or condition in this Agreement or any supplemental or related agreement,

(iii)                               any course of dealing of the parties or any trade practice or practice of the Parties at variance with this Agreement or any related or supplemental agreement,

(iv)         Distributor’s waiver of any prior default, whether or not similar, or

(v)                                 Distributor’s delay, forbearance or failure to exercise any power or right arising out of default by Franchise Dealer under this Agreement or any related or supplemental agreement.

14.4                             Notices. Unless otherwise expressly provided in this Agreement, all notices, communications and delivery of information must be in writing and must be:

(a)                                  if to Distributor, posted by registered or certified mail, return receipt requested, or overnight mail by a recognized carrier, signature required, to the following address:

Lehigh Gas Wholesale LLC

702 West Hamilton Street

Suite 203

Allentown, PA 18101

Attn: David Hrinak

(b)                                 if to Franchise Dealer, posted by registered or certified mail, return receipt requested, or overnight mail by a recognized carrier, signature required, to the following address:

Lehigh Gas — Ohio, LLC

702 West Hamilton Street

Suite 203

Allentown, PA 18101

Attn: Joseph V. Topper, Jr.

Where commercially reasonable, Distributor may also communicate or deliver information to Franchise Dealer by electronic or telephonic means including those means of communication specified in Section 5.9.

Distributor may change the address for delivery of notices to it by furnishing written notice pursuant to this Section 14.4. Notice is deemed furnished on the first to occur of the following:

(a)                                  if made by personal delivery, the date the notice is personally delivered;

(b)                                 if made by registered or certified mail, three (3) business days after the date the notice is deposited in the United

States mail, postage prepaid, and properly addressed; or

(c)                                  if made by Distributor using electronic or telephonic communications, upon receipt by Franchise Dealer.

14.5                             Distributor Legal Fees and Costs. Franchise Dealer will promptly reimburse Distributor on demand for all costs, fees (including attorneys and expert witness fees), and expenses incurred by Distributor in enforcing its rights or remedies under this Agreement.

14.6                             Claims. All claims by Franchise Dealer whether or not arising out of this Agreement are barred unless asserted by the commencement of a lawsuit naming Distributor as a defendant in a court of competent jurisdiction within 12 months after the event, act or omission to which the claim relates.

14.7                             Limitation of Liability. Distributor is not liable to Franchise Dealer or any other person for:

(a)                                  prospective profits or special, incidental, indirect, punitive or consequential damages in any circumstances arising out of the subject matter of this Agreement or Distributor’s acts or omissions relating to that subject matter; or

(b)                                 claims under Section 2.10 in excess of Franchise Dealer’s purchase price of the Products to which the claims relate.

14.8                             Entire Agreement; Modifications. This Agreement, (including the Exhibits, attachments, and addenda, if any, which are incorporated for all purposes) contains the entire Agreement and understanding between Franchise Dealer and Distributor pertaining to the covered subject matter, and supersede all prior agreements relating to that subject matter. There are no binding oral representations, stipulations, warranties, or “understandings” relating to this Agreement that are not fully set out in this Agreement. Except for those permitted to be made unilaterally by Distributor under this Agreement, no amendment, change or variance from this Agreement is binding on either Party unless agreed in writing by the Franchise Dealer and Distributor’s authorized representative.

14.9                             Severability and Construction. Except as otherwise expressly provided in this Agreement, each provision, and portion of any provision, of this Agreement is severable.  If, for any reason, a provision or portion of any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, the invalidity or unenforceability will not affect the validity or enforceability of any other provision or portion of a provision. The unaffected provisions, and portions of provisions, will remain in full force and effect.

14.10                       Third Party Rights. Except as otherwise expressly provided in this Agreement, no person or entity not a party to this Agreement has any rights or remedies under this Agreement.

14.11                       Headings. All headings in this Agreement are intended solely for convenience and do not affect the meaning or construction of any provision of this Agreement.

14.12                       Joint and Several Obligations. All acknowledgments, representations, warranties and obligations of Franchise Dealer under this Agreement are made by, and binding on, all those signing this Agreement jointly and severally as Franchise Dealer.

14.13                       Distributor Approval. This Agreement is not binding on Distributor until approved and signed on Distributor’s behalf by Distributor’s authorized representative.

14.14                       Terms on Renewal. Nothing in this Agreement is to be construed as preventing Distributor, upon renewal of the Franchise Relationship, from offering Franchise Dealer terms and conditions in good faith and the normal course of business which differ from or are in addition to those in this Agreement, including terms and conditions relating to the Related Businesses or other businesses which may be operated at the Marketing Premises.

14.15                     Governing Law.  This Agreement shall be interpreted in accordance with the laws of the Commonwealth of Pennsylvania, except to the extent preempted by federal law, without giving effect to conflicts of law doctrine of such state. Franchise Dealer hereby consents to the jurisdiction of any federal or state court within the Commonwealth of Pennsylvania and also consent to service of process by any means authorized by state or federal law.

ARTICLE XV

ADDITIONAL FRANCHISE DEALER REPRESENTATIONS AND WARRANTIES

15.1                             Business Risks. Franchise Dealer represents and warrants that it has conducted an independent investigation of the Related Businesses and recognizes that the related businesses involve business risks and that its success will be largely dependent upon the ability of Franchise Dealer as an independent businessperson. Distributor expressly disclaims the making of, and Franchise Dealer represents that it has not received, any representation, warranty or guarantee, express or implied, as to the potential volume, profits or success of the Businesses covered by this Agreement.

15.2                             Representations. Franchise Dealer represents and warrants that it has no knowledge of any representation or warranty by Distributor or any of its Affiliates or its officers, directors, shareholders, employees, agents or contractors concerning the Businesses that is contrary to the terms of this Agreement or the documents referred to in this Agreement. Franchise Dealer represents and warrants that:

(a)                                  Distributor has made no representation or warranty to Franchise Dealer that Franchise Dealer will earn or is likely to earn a positive return on any investment made by Franchise Dealer;

(b)                                 the Franchise includes no right of exclusivity;

(c)                                  Distributor has made no representation or warranty that it will buy back or otherwise accept from Franchise Dealer any Products, supplies or equipment purchased or leased by Franchise Dealer in connection with the Businesses;

(d)                                 Franchise Dealer has made no misrepresentation in applying for the Franchise or entering into this Agreement; and

(e)                                  if Franchise Dealer is a corporation or a limited liability company:

(i)                                     Franchise Dealer is duly organized and validly existing;

(ii)                                  Franchise Dealer is authorized to do business and in good standing under the laws of the state of its organization and under the laws of any state in which this Agreement is to be performed;

(iii)                               Franchise Dealer has the power and authority to enter into this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement; and

(iv)                              Franchise Dealer’s signing, delivery and performance of this Agreement has been duly authorized by all required action.

15.3                             Receipt of Attachments and Disclosures. Franchise Dealer represents and warrants that it received a copy of the complete Agreement, the schedules and attachments to the Agreement, and any supplemental and related disclosures required by applicable Law.

15.4                             Understanding of Agreements. Franchise Dealer represents and warrants that it has read and understands this Agreement, any attachments, and any related or supplemental agreements, and that Distributor has afforded Franchise Dealer ample time and opportunity to consult with advisers of Franchise Dealer’s own choosing about the potential benefits and risks of entering into this Agreement. Franchise Dealer represents and warrants that Franchise Dealer understands and agrees with the terms of this Agreement.

-Signatures on Next Page-

Intending to be legally bound, this Agreement, the Parties have executed this Agreement by their duly authorized representatives.

Signed by the Parties.

Witness/Attest:	DISTRIBUTOR
Lehigh Gas Wholesale LLC

/s/ Dennis M. McCarthy	By:	/s/ David F. Hrinak
	Name:	David F. Hrinak
	Title:	Vice President

Witness/Attest:	FRANCHISE DEALER
Lehigh Gas — Ohio, LLC

By: Lehigh Gas — Ohio Holdings, LLC

/s/ Dennis M. McCarthy	By:	/s/ Joseph V. Topper, Jr.
	Name:	Joseph V. Topper, Jr.
	Title:	General Manager
78410

EXHIBIT A

SiteID	Location	FUEL BRAND
KY0001	506 Commonwealth, Erlanger KY	BP
KY0002	7961 US Highway 42, Florence KY	BP
KY0003	30 Donnermeyer Dr, Bellevue KY	BP
KY0004	610 West 4th Street, Covington KY	BP
KY0005	2447 Anderson Road, Crescent Springs KY	BP
KY0006	4301 Winston, Covington KY	BP
KY0007	2625 Alexandria Pike, Highland Hts KY	BP
KY0009	8039 Burlington Pike, Florence KY	BP
MA0001	181 Elm Street, Westfield MA	MOBIL
MA0004	162 Southampton, Westfield MA	MOBIL
MA0006	236 Route 15, Sturbridge MA	MOBIL
MA0008	65 Main Street, Milford MA	BP
MA0009	1744 Centre St., West Roxbury MA	BP
MA0010	1 Powder Mill Rd, Maynard MA	BP
MA0011	221 Main St., Gardner MA	BP
MA0012	663 Washington St, Stoughton MA	BP
MA0013	295 Mass. Ave., Arlington MA	BP
MA0014	484 Broadway, Methuen MA	BP
MA0016	245 N. Main St., Randolph MA	Gulf
MA0017	110 Galen St., Watertown MA	BP
MA0018	22 Bridge Street, Dedham MA	BP
MA0019	4 Whiting Street, Hingham MA	BP
MA0020	61 Homer Avenue, Ashland MA	Getty
MA0021	325 Washington St, Woburn MA	BP
MA0022	563 Trapelo Rd., Belmont MA	BP
MA0023	792 Truman Hywy, Hyde Park MA	BP
MA0024	2081 Revere Beach Parkway, Everett MA	Getty
MA0025	527 Grafton Street, Worcester MA	BP
MA0026	609 Park Ave., Worcester MA	BP
MA0027	East Main St, Webster MA	BP
MA0028	185 Mechanic St, Clinton MA	BP
MA0029	10 Main St., Foxborough MA	BP
MA0030	564 Main St., Clinton MA	BP
MA0031	331 Bennington St, Boston MA	BP
MA0032	964 Boylston St, Newton MA	BP
MA0033	30 Lowell Street, Methuen MA	BP
MA0034	399 Webster Street, Rockland MA	BP
MA0035	1052 S. Main Street, Bellingham MA	BP
MA0036	571 Main St., Walpole MA	BP
MA0037	785 Turnpike Street, North Andover MA	BP
MA0038	1 Oak Hill Road, Westford MA	BP
MA0039	309 Chelmsford Street, Lowell MA	BP

MA0040	481 Washington Street, Auburn MA	BP
MA0041	245 Haverhill Street, Methuen MA	BP
MA0042	9 Haverhill Road, Amesbury MA	BP
MA0044	581 Boston Post Rd, Billerica MA	BP
MA0045	801 Lakeview Ave, Lowell MA	Getty
MA0046	163-164 Pelham Street, Methuen MA	BP
MA0047	1-1/2 Sylvan Street, Peabody MA	BP
MA0048	60-70 Franklin Street, Quincy MA	BP
MA0049	94 Jackson Street, Salem MA	BP
MA0050	869 Main St (Rt 38), Tewksbury MA	BP
MA0051	262 Groton Road, Westford MA	BP
MA0052	317 Montvale Ave., Woburn MA	BP
MA0053	724 Bedford St, Bridgewater MA	BP
MA0054	860 Southbridge St., Auburn MA	BP
MA0055	2 Summer St, Barre MA	BP
MA0056	390 Belmont Street, Worcester MA	BP
MA0057	1177 No. Main Street, Clinton MA	BP
MA0058	974 Southbridge Street, Worcester MA	BP
MA0059	77 Highland Street, Worcester MA	Getty
MA0060	288 Central Street, Leominster MA	BP
MA0061	248 Lincoln Street, Worcester MA	BP
MA0062	48 West Main Street, Northborough MA	BP
MA0063	21 West Boylston Street, West Boylston MA	BP
MA0064	176 Worcester Rd., Southbridge MA	BP
MA0065	205 Worcester Road, Sterling MA	BP
MA0066	318 Boston Road, Sutton MA	BP
MA0067	1107 Pleasant Street, Worcester MA	BP
MA0068	Rt.140,Main St. & Hartford Pk, Upton MA	BP
MA0069	11 Milk Street, Westborough MA	BP
MA0070	30 Chandler Street, Worcester MA	BP
MA0072	942 South Street, Fitchburg MA	BP
MA0073	702 West Boylston Street, Worcester MA	BP
MA0074	90 Worcester Street, North Grafton MA	BP
MA0075	109 South Main Street, Oxford MA	BP
MA0076	54 Stafford Street, Worcester MA	BP
MA0078	1264 Grafton Street, Worcester MA	BP
MA0079	1660 Worcester Road, Framingham MA	BP
MA0080	Cape Road (Rt. 140) & Water St, Milford MA	BP
MA0081	2 W Hartford Avenue, Uxbridge MA	BP
MA0082	274 High Street, Lowell MA	BP
ME0001	515 Lisbon St, Lewiston ME	Getty
ME0002	Main And Elm Sts, Biddeford ME	Gulf
ME0003	211 Lisbon Road, Lisbon ME	Gulf
ME0006	159 Bridgton Road, Westbrook ME	Lukoil
ME0007	207 Broadway, South Portland ME	Getty
ME0008	510 Sabattus Street, Lewiston ME	Getty

NH0001	Danforth Circle, Derry NH	BP
NH0002	70 Plaistow Road, Plaistow NH	Getty
NH0003	18 High Street, Somersworth NH	BP
NH0004	164 Main Street And Granite, Salem NH	BP
NH0005	2 Mohawk Drive, Londonderry NH	BP
NH0006	129 South Main Street, Rochester NH	BP
NH0010	219 Pembroke Street, Pembroke NH	BP
NH0012	74 Hancock Street, Rochester NH	BP
NH0016	Rt 125, Epping NH	BP
NH0017	1890 Dover Road, Epsom NH	Getty
NH0019	1815 Woodbury Ave, Portsmouth NH	BP
NH0020	233 S. Broadway, Salem NH	BP
NH0021	587 Lafayette Road, Seabrook NH	BP
NH0022	32 Bridge Street, Pelham NH	BP
NJ0002	1 WHITE HORSE PIKE, STRATFORD NJ	EXXON
NJ0006	1072 Route 202, RINGOES NJ	Shell
NJ0014	1251 Route 206, PRINCETON NJ	Shell
NJ0017	135 OLD CRANBURY Road, CRANBURY NJ	EXXON
NJ0023	16 Route 173 WEST, HAMPTON NJ	UNB
NJ0024	1651 Route 38 & PINE Street, MT HOLLY NJ	EXXON
NJ0025	168 Route 173 West, ASBURY NJ	Mobil
NJ0026	169 PERRYVILLE Road, HAMPTON NJ	SHELL
NJ0028	1771 ROUTE 206, SOUTHAMPTON NJ	EXXON
NJ0031	1839 ADMIRAL WILSON BLVD, CAMDEN NJ	EXXON
NJ0035	2 MARLTON PIKE WEST, CHERRY HILL NJ	EXXON
NJ0040	2551 BRUNSWICK Avenue, TRENTON NJ
NJ0041	2551 Route 31 & PENNINGTON CIRCLE, PENNINGTON NJ	EXXON
NJ0042	258-260 Route 130 NORTH, BORDENTOWN NJ	EXXON
NJ0046	3051 ROUTE 38, MOUNT LAUREL NJ	EXXON
NJ0047	307 SOUTH MAIN Street, FLEMINGTON NJ
NJ0052	4212 Route 130, WILLINGBORO NJ	EXXON
NJ0053	438 Route 206, HILLSBORO NJ
NJ0055	4915 Route 130, PENNSAUKEN NJ	EXXON
NJ0060	601 Route 12, FLEMINGTON NJ	EXXON
NJ0061	633 WATER Street, BELVIDERE NJ	Shell
NJ0086	36 Route 15 & 94 PO Box 304, Lafayette NJ	EXXON
NJ0088	549 Hwy. 36 No. & Main Street, Belford NJ	EXXON
NJ0096	632 Second Avenue, Long Branch NJ	EXXON
NJ0114	1291 Springfield Avenue, New Providence NJ	EXXON
NJ0123	268 Route 202, Flemington NJ	EXXON
NJ0166	1001 Highway 71, Spring Lake Heights NJ	EXXON
NJ0202	1300 Galloping Hill Road, Kenilworth NJ	SHELL
NY0001	NY Thruway MP 153 East I-90 103 BROOKSIDE DRIVE, SCHENECTADY NY	MOBIL
NY0004	1469 LAKE Avenue, ROCHESTER NY	MOBIL
NY0006	NY Thruway MP 366 E I-90 20 Erie Station Road, WEST HENRIETTA NY	MOBIL

NY0007	2058 DELAWARE Avenue, BUFFALO NY	MOBIL
NY0011	NY Thruway MP 310 E I-90 310 E Port Byron Area, PORT BYRON NY	MOBIL
NY0023	7185 BOSTON STATE ROAD, HAMBURG NY	MOBIL
NY0030	NY Thruway MP 292 West I-90 Brickyard Rd, WARNERS NY	MOBIL
NY0031	NY Thruway MP 103 North I-87, MALDEN ON HUDSON NY	MOBIL
NY0032	NY Thruway MP 127 South I-87, HANNACROIX NY	MOBIL
NY0033	NY Thruway MP 168 West I-90, PATTERSONVILLE NY	MOBIL
NY0034	NY Thruway MP 172 East I-90, AMSTERDAM NY	MOBIL
NY0035	NY Thruway MP 227 West I-90, FRANKFORT NY	MOBIL
NY0036	NY Thruway MP 127 North I-87, HANNACROIX NY	MOBIL
NY0037	NY Thruway MP 210 East I-90 POBox 1051, LITTLE FALLS NY	MOBIL
NY0038	NY Thruway MP 210 West I-90 PO Box 1051, LITTLE FALLS NY	MOBIL
NY0039	NY Thruway MP 350 West I-90, VICTOR NY	MOBIL
NY0047	1775 MARKETPLACE DRIVE, ROCHESTER NY	MOBIL
NY0048	2311 TRIPHAMMER ROAD, ITHACA NY	MOBIL
NY0050	3550 GENESSE Street, CHEEKTOWAGA NY	MOBIL
NY0064	310 Main St, Bolivar NY	EXXON
NY0065	2 E Main St, Canisteo NY	EXXON
OH0016	7799 MONTGOMERY Road, CINCINNATI OH	BP
OH0017	10843 MONTGOMERY Road, CINCINNATI OH	BP
OH0018	4545 READING Road, CINCINNATI OH	BP
OH0021	4900 MONTGOMERY Road, CINCINNATI OH	BP
OH0022	546 WARDS CORNER Road, LOVELAND OH	BP
OH0023	543 OHIO PIKE, CINCINNATI OH	BP
OH0024	2696 MADISON Road, CINCINNATI OH	BP
OH0025	1201 OMNIPLEX DR, CINCINNATI OH	BP
OH0026	20 North ERIE HIGHWAY, HAMILTON OH	BP
OH0027	727 East MAIN Street, LEBANON OH	BP
OH0028	9855 MASON-MONTGOMERY Road, MASON OH	BP
OH0029	8020 MONTGOMERY Road, CINCINNATI OH	BP
OH0030	1550 QUEEN CITY, CINCINNATI OH	BP
OH0031	3590 MADISON Road, CINCINNATI OH	BP
OH0032	4001 HAUCK Road, CINCINNATI OH	BP
OH0033	11775 SPRINGFIELD PIKE, SPRINGDALE OH	BP
OH0034	7380 BEECHMONT Avenue, CINCINNATI OH	BP
OH0035	6151 PFEIFFER Road, CINCINNATI OH	BP
OH0036	1326 HOPPLE Street, CINCINNATI OH	BP
OH0037	249 West MITCHELL Avenue, CINCINNATI OH	BP
OH0044	1386 STATE ROUTE 125 (OHIO PIKE), AMELIA OH	BP
OH0045	3180 MONTGOMERY ROAD, LOVELAND OH	BP
OH0046	5575 DIXIE HWY, FAIRFIELD OH	BP
OH0048	9171 UNION CENTRE BLVD, WEST CHESTER OH	BP
OH0049	5591 STATE Route 741, MASON OH	BP
OH0051	15150 SNOW Road, BROOKPARK OH	BP
OH0052	29775 CLEMENS Road, WESTLAKE OH	BP
OH0053	4901 FLEET Avenue, CLEVELAND OH	BP
OH0054	402 East BRIDGE Street, ELYRIA OH	BP

OH0056	3059 GROVE Avenue, LORAIN OH	BP
OH0057	508 AVON BELDEN Road, AVON LAKE OH	BP
OH0058	3983 MAYFIELD Road, CLEVELAND HEIGHTS OH	BP
OH0059	801 North LEAVITT Road, AMHERST OH	BP
OH0060	39105 COLORADO Avenue, AVON OH	BP
OH0061	19400 HILLIARD BLVD, ROCKY RIVER OH	BP
OH0062	11250 GRANGER Road, GARFIELD HEIGHTS OH	BP
OH0063	14718 MADISON Avenue, LAKEWOOD OH	BP
OH0064	3065 West 117TH, CLEVELAND OH	BP
OH0065	4282 MONTICELLO, SOUTH EUCLID OH	BP
OH0066	2159 South GREEN Road, UNIVERSITY HEIGHTS OH	BP
OH0067	2643 WARRENSVILLE Road, UNIVERSITY HEIGHTS OH	BP
OH0068	25466 DETROIT Road, WESTLAKE OH	BP
OH0069	13165 LARCHMERE, SHAKER HEIGHTS OH	BP
OH0070	20420 CHAGRIN BLVD, SHAKER HEIGHTS OH	BP
OH0071	5206 STATE Road, PARMA OH	BP
OH0072	7510 BROADVIEW Road, PARMA OH	BP
OH0073	6585 RIDGE ROAD, PARMA OH	BP
OH0074	4910 HARVARD Avenue, NEWBURGH HEIGHTS OH	BP
OH0075	23425 LORAIN ROAD, NORTH OLMSTED OH	BP
OH0076	25295 LORAIN Road, NORTH OLMSTED OH	BP
OH0077	8200 COLUMBIA Road, OLMSTED FALLS OH	BP
OH0078	5200 ROCKSIDE Road, INDEPENDENCE OH	BP
OH0079	17810 BAGLEY Road, MIDDLEBURG HEIGHTS OH	BP
OH0080	4161 West 150TH Street, CLEVELAND OH	BP
OH0081	2801 MAYFIELD, CLEVELAND HEIGHTS OH	BP
OH0082	4006 LEE Road, CLEVELAND OH	BP
OH0083	552 East 152ND Street, CLEVELAND OH	BP
OH0085	10202 LORAIN Avenue, CLEVELAND OH	BP
OH0086	3735 FULTON Road, CLEVELAND OH	BP
OH0087	3100 West 14TH Street, CLEVELAND OH	BP
OH0088	10300 BROOKPARK Road, BROOKLYN OH	BP
OH0089	4774 ROYALTON Road, BROADVIEW HEIGHTS OH	BP
OH0090	25705 CHAGRIN BLVD, BEACHWOOD OH	BP
OH0091	35985 CENTER RIDGE Road, NORTH RIDGEVILLE OH	BP
OH0092	14008 LORAIN Avenue, CLEVELAND OH	BP
OH0093	14043 STATE Road, NORTH ROYALTON OH	BP
OH0094	5219 DETROIT ROAD, SHEFFIELD OH	BP
OH0095	32393 LORAIN ROAD, NORTH RIDGEVILLE OH	BP
OH0096	1700 BROOKPARK ROAD, CLEVELAND OH	BP
OH0098	2701 CHESTER Avenue, CLEVELAND OH	BP
OH0099	25525 CENTER RIDGE, WESTLAKE OH	BP
OH0100	30812 DETROIT Road, WESTLAKE OH	BP
OH0101	5510 Street CLAIR Avenue, CLEVELAND OH	BP
OH0109	736 Dresden, East Liverpool OH	BP
OH0111	16067 SR-170, East Liverpool OH	BP
OH0115	40890 SR-154, Lisbon OH	BP
PA0002	100 East UWCHLAND Avenue, EXTON PA	BP

PA0009	101 OLD YORK ROAD, JENKINTOWN PA	EXXON
PA0011	103 North POTTSTOWN PIKE, EXTON PA	EXXON
PA0023	1229 MCDADE BLVD., WOODLYN PA	EXXON
PA0024	123 NORTH PINE, LANGHORNE PA	EXXON
PA0025	1266 East OLD LINCOLN HWY, LANGHORNE PA	EXXON
PA0034	1419 West MAIN Street, LANSDALE PA	EXXON
PA0062	1825 Route 309, ALLENTOWN PA	EXXON
PA0067	200 West MONTGOMERY Avenue, ARDMORE PA	EXXON
PA0083	2306 LYCOMING CREEK ROAD, WILLIAMSPORT PA	SHELL
PA0089	2401 HAVERFORD ROAD, ARDMORE PA	EXXON
PA0107	3101 North BROAD Street, PHILADELPHIA PA	EXXON
PA0111	3350 East MARKET Street, TWIN OAKS PA	SHELL
PA0115	3655 ROUTE 378, BETHLEHEM PA	EXXON
PA0117	3727 LINCOLN HIGHWAY, THORNDALE PA	EXXON
PA0128	701 Main Street, Red Hill PA	MOBIL
PA0141	53 West FAYETTE Street, UNIONTOWN PA	SHELL
PA0145	555 YORK ROAD, HATBORO PA	EXXON
PA0159	620 WEST DEKALB PIKE, KING OF PRUSSIA PA	EXXON
PA0160	6201 North BROAD Street, PHILADELPHIA PA	EXXON
PA0164	6816 EASTON ROAD, PIPERSVILLE PA	Valero
PA0176	7424 WEST CHESTER PIKE, UPPER DARBY PA	EXXON
PA0178	759 CHESTER PIKE, PROSPECT PARK PA	EXXON
PA0180	799 VALLEY FORGE ROAD, PHOENIXVILLE PA	EXXON
PA0182	801 BALTIMORE PIKE, SPRINGFIELD PA	EXXON
PA0190	9042 ROOSEVELT BLVD, PHILADELPHIA PA	EXXON
PA0195	9996 BUSTLETON Avenue, PHILADELPHIA PA	EXXON
PA0204	Chestnut AND LINE Street, MIFFLINBURG PA	SHELL
PA0211	ROUTES 63 & 113, HARLEYSVILLE PA	EXXON
PA0213	ROUTES I-80 & 115 S, MILESBURG PA	SHELL
PA0222	3577 Route 611, BARTONSVILLE PA	EXXON
PA0227	1130 Baltimore Pike, Glen Mills PA	EXXON
PA0272	1051 Wayne Avenue, Chambersburg PA	EXXON
PA0286	800 Market St, Port Royal PA	EXXON
PA0288	42 Main St, Beech Creek PA	EXXON
PA0290	63 White St, Brookville PA	EXXON
PA0291	3 Center St, Milroy PA	UNB
PA0300	3180 West College Ave, State College PA	EXXON
PA0301	542 South Center Street, Ebensberg PA	EXXON
PA0306	3 North Jefferson St, Mt. Union PA	EXXON
PA0307	1381 E College Ave, State College PA	EXXON
PA0314	115 S Juniata Street, Hollidaysburg PA	EXXON
PA0315	110 N Market St, Martinsburg PA	EXXON
PA0320	101 Bridge St, Jersey Shore PA	EXXON
PA0323	600 Broad St, New Bethlehem PA	EXXON
PA0324	6700 SR-36, Leeper PA	EXXON
PA0326	501 E Main St, Reynoldsville PA	EXXON

PA0328	1473 Port Matilda Hwy, Philipsburg PA	EXXON
PA0329	100 W 10th St, Tyrone PA	EXXON
PA0330	3000 Bear Creek Blvd, Wilkes-Barre PA	MOBIL
PA0333	76 Chestnut St, Bradford PA	EXXON
PA0334	1st St & Buffalo-Pittsburgh Highway, DuBois PA	EXXON
PA0337	400 Philadelphia, Indiana PA	EXXON
PA0360	600 Beaver Avenue, Ellwood City PA	EXXON
PA0365	350 N Main St, Mercersburg PA	EXXON
PA0372	7391 Lincoln Way W, St. Thomas PA	EXXON
PA0383	4361 N Front St, Harrisburg PA	EXXON
PA0384	3377 Bear Creek Blvd, Wilkes-Barre PA	EXXON
PA0418	4612 EDGMONT AVE, BROOKHAVEN PA	MOBIL
PA0429	3050 Lehigh Street, Allentown PA	Valero
PA0430	6100 York Road, New Oxford PA	EXXON
PA0431	50 Main St (Getty), Glen Rock PA	UNB
PA0432	Route 61 & Rr # 3 (Mt Carbon), Pottsville PA	UNB
PA0433	Rt 61 Rd #5 (Fairlane), Pottsville PA	UNB
PA0434	518 Greenfield Road, Lancaster PA	EXXON
PA0435	302 Highland Drive, Mountville PA	EXXON
PA0436	1700 Pennsylvania 72, North Lebanon PA	UNB
PA0437	W. Greenwich & Schylkill Ave, Reading PA	UNB
PA0440	312 West Main Street, New Holland PA	EXXON
PA0441	Main & S.High Streets, Arendtsville PA	EXXON
PA0442	308 E. Wyomissing Avenue, Mohnton PA	EXXON

EXHIBIT B

PURCHASE SCHEDULE

(a)          This Purchase Schedule is a part of and incorporated into the PMPA Franchise Agreement to which this Exhibit is attached.

(b)         The price to be paid by Franchise Dealer to Distributor in accordance with the Agreement, for Products delivered to each Marketing Premises shall be Distributor’s dealer tank wagon prices (DTWs) for each respective grade of Branded Supplier’s Products as established by Distributor for the particular Marketing Premises and in effect at the time when the title to the Products passes from Distributor to Franchise Dealer in accordance with Section 2.5 of the Agreement.

(c)          Franchise Dealer acknowledges and agrees that, subject to subparagraph (d) below, from time to time, but no less than annually, the Conflicts Committee of Lehigh Gas GP LLC (the General Partner of Lehigh Gas Partners LP, the parent of Distributor) shall review Distributor’s overall relationship with the Franchise Dealer to ensure that it is fair to the Distributor and the Franchise Dealer.  In connection with any such review, the Distributor shall have the right to review and, at the Distributor’s expense, to audit, examine and make copies of the books and records maintained by the Franchise Dealer necessary to allow the Conflicts Committee to evaluate the fairness of the DTW prices charged by the Distributor to the Franchise Dealer (the “Audit Right”).  The Distributor may exercise the Audit Right through such auditors as the Distributor may determine in its sole discretion.  The Distributor shall (a) exercise the Audit Right only upon reasonable written notice to the Franchise Dealer and during normal business hours and (b) use its reasonable efforts to conduct the Audit Right in such a manner as to minimize the inconvenience and disruption to the Franchise Dealer.  Franchise Dealer further acknowledges and agrees that, as a result of the Conflicts Committee’s review of the relationship between the Distributor and the Franchise Dealer, the Conflicts Committee may recommend changes to the Distributor’s DTW pricing policies and procedures under this Agreement for some or all of the Marketing Premises.

(d)         The provisions of subparagraph (c) above shall automatically terminate and be of no further force and effect in the event that (i) Lehigh Gas Corporation and Joseph V. Topper, Jr. cease to possess, directly or indirectly, the power to direct or cause the direction of the management and policies of Lehigh Gas GP LLC, whether through ownership of voting securities, by contract, or otherwise, or (ii) Lehigh Gas GP LLC is removed as the general partner of Lehigh Gas Partners LP.

EXHIBIT C

CREDIT PROVISIONS

Pursuant to Section 2.4 of the Agreement, credit is offered In Distributor’s sole discretion, as such, Distributor may extend credit to Franchise Dealer on terms and conditions as specified by Distributor, and Distributor may modify the terms and conditions of credit, or revoke credit, at any time or from time to time.  If at any time and for any reason (or no reason) Distributor elects to revoke such credit, then the terms of payment as detailed in Section 2.3 of the Agreement shall apply.

The credit offered by Distributor is subject to, conditioned upon, and limited to any of the terms Distributor may require, add or amend, from time to time, including but not limited to the following:

1.               Default:  If Franchise Dealer defaults in the payment of any obligation or indebtedness to Distributor or any related or affiliated entities, or otherwise fails to comply with any credit terms imposed by Distributor.  Distributor may without notice or demand, in addition to any other rights it may have (including termination or non-renewal of this Agreement and the Franchise Relationship):

(a)                               immediately suspend deliveries of all Products; and

(b)                              apply any security which Franchise Dealer may have given to Distributor to the payment of the indebtedness or obligation.